EXHIBIT 2.1

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is dated as of April 22, 2013, by and among Alterra Capital Holdings Limited, a Bermuda exempted limited liability company (the “Company”), Markel Corporation, a Virginia corporation (“Parent”), and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Merger Sub” and together with the Company and Parent, the “Parties”). Capitalized terms used in this Waiver Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, the Company and Parent are parties to that certain Agreement and Plan of Merger, dated as of December 18, 2012, between the Company, Parent and the Merger Sub (the “Agreement”), whereby the Merger Sub will be merged with and into the Company under the Laws of Bermuda with the Company surviving such merger (the “Merger”);

WHEREAS, in connection with the Merger, Parent entered into those certain Company Shareholder Voting Agreements (the “Voting Agreements”), dated as of December 18, 2012, between Parent and the shareholders of the Company listed on Schedule A thereto (each, a “Shareholder” and collectively, the “Shareholders”), which include certain transfer restrictions on the Shareholders, and Parent hereby agrees to modify and waive certain of the restrictions contained in the Voting Agreements as set forth herein;

WHEREAS, the Parties agree that all of the conditions necessary to effect the Closing pursuant to Article VI of the Agreement were satisfied on April 22, 2013, and pursuant to Section 1.2 of the Agreement the Merger is to close on the date two Business Days following the date hereof;

WHEREAS, Parent desires to postpone the Closing and effect the Closing on May 1, 2013;

WHEREAS, in order to induce the Company into agreeing to effect the Closing on May 1, 2013, Parent agrees to effect the Closing on May 1, 2013 and irrevocably waives certain rights and conditions precedent under the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Closing of the Merger. The Parties hereby agree, subject to the terms and conditions of the Agreement (other than those specifically waived pursuant to this Waiver Agreement), that the Closing will take place at 10:00 a.m., New York City time, on May 1, 2013 (the “New Closing Date”). With the exception of the Closing taking place on the New Closing Date, the Closing will take place as set forth in the Agreement.

Section 2. Satisfaction and Waiver of Conditions Precedent.

(a) Conditions to Each Party’s Obligation to Effect the Merger. The Parties recognize, acknowledge and agree that all of the Waived Joint Conditions have been satisfied on the date hereof, and the Parties hereby irrevocably waive, to the maximum extent permitted by applicable Law, each Waived Joint Condition to the respective obligations of each party to effect the Merger and agree that all Waived Joint Conditions shall be, to the maximum extent permitted by applicable Law, deemed satisfied for the New Closing Date or any other date of Closing. “Waived Joint Conditions” means the conditions to the obligation of the Parties to effect the Merger set forth in Section 6.1 of the Agreement, except for (i) the condition set forth in Section 6.1(d) that the Parent Registration Statement shall not be the subject of any stop order or proceedings seeking a stop order and (ii) the conditions set forth in Section 6.1(e).

(b) Conditions to Obligations of Parent. Parent recognizes, acknowledges and agrees that all of the Waived Parent Conditions have been satisfied, and Parent hereby irrevocably waives each Waived Parent Condition to the obligation of Parent to effect the Merger and agrees that all Waived Parent Conditions shall be deemed satisfied for the New Closing Date or any other date of Closing. “Waived Parent Conditions” means the conditions to the obligation of Parent to effect the Merger set forth in Section 6.3 of the Agreement, except for (i) the condition set forth in Section 6.3(b), but only with respect to the performance or compliance by the Company with agreements and covenants required to be performed by it on or after the date hereof and at or before the New Closing Date; (ii) the condition set forth in Section 6.3(c) that the Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.3(b) of the Agreement have been satisfied with respect to the performance or compliance by the Company with agreements and covenants required to be performed by it on or after the date hereof and at or before the New Closing Date; and (iii) the condition set forth in Section 6.3(d).

Section 3. Waiver of Termination Rights. Parent hereby irrevocably waives its right to terminate the Agreement pursuant to Sections 7.1(b)(i), (c), (d), (e) (with regard to any breach of representations or warranties), (f), (g), (i) or (j) of the Agreement.

Section 4. Voting Agreements.

(a) Restriction on Transfer. Parent hereby agrees that Section 3.1 of the Voting Agreements shall be of no force and effect from and after the date that is three (3) months following the date of this Waiver Agreement, and hereby approves, consents to and waives its right to enforce such section against any of the Shareholders with regards to, any Transfer or Encumbrance (as defined in the Voting Agreements) made after the date that is three (3) months following the date of this Waiver Agreement.

(b) Lock-Up Agreement. Parent hereby agrees (i) that the Lock-Up Period (as defined in Section 4.4 of the Voting Agreements) shall be three (3) months from the date of this Waiver Agreement and (ii) that Section 4.4 of the Voting Agreements shall be of no force and effect from and after such date, and Parent herby approves, consents to and waives its right to enforce such section against any of the Shareholders with regards to, any Transfer or Encumbrance (as defined in the Voting Agreements) made after the date that is three (3) months following the date of this Waiver Agreement.

(c) Third Party Beneficiaries. The Parties hereby agree that each of the Shareholders (and any of their respective heirs, executors, successors and assigns) is and shall be an express third party beneficiary of this Waiver Agreement with respect to Sections 4(a) and (b) of this Waiver Agreement, and will have the right to enforce such sections of this Waiver Agreement in accordance with their terms.

Section 5. Miscellaneous.

(a) Counterparts. This Waiver Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the Parties has delivered a signed counterpart to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page of this Waiver Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

(b) Entire Agreement. This Waiver Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and there are no agreements or understandings among the Parties in regards to the subject matter hereof other than those set forth or referred to herein.

(c) Governing Law. This Waiver Agreement shall be governed by, and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Bermuda, without giving effect to its principles or rules of conflict of laws.

(d) Agreement Remains in Effect. Except as expressly set forth by this Waiver Agreement, the Agreement remains in full force and effect in accordance with its terms and nothing in this Waiver Agreement shall amend or otherwise affect any other provision of the Agreement or the rights and obligations of the parties thereto.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to be signed by their respective duly authorized officers as of the date first above written.

ALTERRA CAPITAL HOLDINGS LIMITED

By:	/s/ W. Marston Becker

	Name: Title:	W. Marston Becker President and Chief Executive

Officer

MARKEL CORPORATION

By:	/s/ Alan I. Kirshner

	Name: Title:	Alan I. Kirshner Chief Executive Officer

COMMONWEALTH MERGER SUBSIDIARY LIMITED

By:	/s/ D. Michael Jones

	Name: Title:	D. Michael Jones Director